                                  EXHIBIT 12.1

                       ACTION PERFORMANCE COMPANIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (000 OMITTED)


                                                                 FISCAL YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------------------------------------
                                                   1994          1995        1996         1997          1998
                                                   ----          ----        ----         ----          ----
Income before income taxes.....................   $ 409        $ 4,154     $  9,870     $ 16,910     $ 41,167
Fixed charges:
     Actual interest expense...................     215            184           80        2,021        5,228
     Interest portion of operating leases......     127            117          146          312          967
     Amortization of debt issuance costs.......       0              0            0          150          305
                                                  -----        -------     --------     --------     --------
       Total fixed charges.....................     342            301          226        2,483        6,500
                                                  -----        -------     --------     --------     --------
Net income as adjusted.........................   $ 751        $ 4,455      $10,096      $19,393      $47,677
                                                  -----        -------     --------     --------     --------
Ratio of earnings to fixed charges.............    2.2x          14.8x        44.7x         7.8x         7.3x
                                                  =====        =======     ========     ========     ========